STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP
AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

WINDY CREEK DEVELOPMENTS, INC., a Nevada Corporation

INTO

WINDY CREEK DEVELOPMENTS, INC., a Delaware Corporation

Windy Creek Developments, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That it was organized pursuant to the provisions of the General Corporation Law of the State of Nevada, on the 8th day of November 2001.

SECOND:  That it owns 100% of the outstanding shares of the capital stock of Windy Creek Developments, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as "Windy-DE") on the 11th day of September 2006.

THIRD:  That its Board of Directors, by Unanimous Written Consent dated the 11th day of September 2006, determined to merge the corporation into said Windy-DE, and did adopt the following resolutions:

RESOLVED, that this corporation, Windy Creek Developments, Inc., merges itself into Windy-DE, which corporation Windy-DE, assumes all of the obligations of Windy Creek Developments, Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Windy Creek Developments, Inc. shall receive 6.09756 shares of the common stock of Windy-DE in exchange for each share of common stock of Windy Creek Developments, Inc. and shall have no further claims of any kind or nature; and all of the common stock of Windy-DE held by Windy Creek Developments, Inc. shall be surrendered and canceled.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Windy Creek Developments, Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH: That the name of the surviving corporation shall be Windy Creek Developments, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 13th day of September 2006.

By:	/s/ Raymond Cottrell Authorized Officer
Name:	R.R. Cottrell Print or Type
Title:	President, Secretary and Treasurer